EXHIBIT 5.1

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM, LLP]

September 14, 2004

Rural Cellular Corporation
P.O. Box 2000
3905 Dakota Street SW
Alexandria, MN 56308

Re:	Rural Cellar Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as special counsel to Rural Cellular Corporation, a Minnesota corporation (the “Company”), in connection with the public offering of up to $160,000,000 aggregate principal amount of the Company’s Series B Senior Secured Floating Rate Notes due 2010 (the “2010 Exchange Notes”) and up to $350,000,000 aggregate principal amount of the Company’s 8¼% Series B Senior Secured Notes due 2012 (the “2012 Exchange Notes” and together with the 2010 Exchange Notes, the “Exchange Notes”) and guarantees thereof (the “Guarantees”) by each of the guarantors listed on Schedule A hereto (the “Guarantors”). The Exchange Notes and the Guarantees are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the Company’s issued and outstanding Senior Secured Floating Rate Notes due 2010 (the “Original 2010 Notes”) and 8¼% Senior Secured Notes due 2012 (the “Original 2012 Notes” and together with the Original 2010 Notes, the “Original Notes”), together with guarantees thereof by the Guarantors, under an Indenture, dated as of March 25, 2004 (the “Indenture”), between the Company and U.S. Bank National Association, as Trustee (the “Trustee”), as contemplated by the Registration Rights Agreement, dated as of March 25, 2004 (the “Registration Rights Agreement”), by and among the Company, the Guarantors, Lehman Brothers Inc., Banc of America Securities LLC and Lazard Frères & Co. LLC.

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

     In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

     (a) the Registration Statement on Form S-4 with respect to the Exchange Notes and the Guarantees to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”);

     (b) an executed copy of the Registration Rights Agreement;

     (c) an executed copy of the Indenture;

     (d) the Statement of Eligibility Under the Trust Indenture Act of 1939 on Form T-1 of the Trustee filed as an exhibit to the Registration Statement;

     (e) the operating agreement and certificate of formation of each of the Guarantors that is a Delaware limited liability company (the Guarantors described in this clause (e) being referred to hereinafter, collectively, as the “Covered Guarantors”);

     (f) certificates, each dated as of the date hereof, from the Secretary of State of the State of Delaware as to the existence and good standing in Delaware of each of the Covered Guarantors (collectively, the “Good Standing Certificates”);

     (g) the forms of the Exchange Notes;

     (h) a form of the Affirmation of Guarantors (the “Affirmation”) issued in connection with the Registration Rights Agreement; and

     (i) certain resolutions adopted by the board of managers of each of the Covered Guarantors relating to the Exchange Offer, the issuance of the Original Notes, the Guarantees, the Indenture and related matters.

     We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Guarantors and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and the Guarantors and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that all the parties thereto (excluding the Covered Guarantors, but including the Company and the Guarantors other than the Covered Guarantors (the “Non-Covered Guarantors”)) had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed (i) the due authorization by all requisite action, corporate or other, by the parties thereto of such documents, (ii) the execution and delivery by the parties thereto of such documents and (iii) except to the extent we opine on such matters below with respect to the Exchange Notes and Guarantees, that such documents constitute valid and binding obligations of such parties. We have also assumed that (i) the Company and the Guarantors have been duly organized and are validly existing in good standing under the laws of their respective jurisdictions of organization, except that, based solely on our review of the Good Standing Certificates, we do not make this assumption with respect to the Covered Guarantors and (ii) the Company and the Guarantors have complied with all aspects of applicable laws of all jurisdictions, including their respective jurisdictions of organization, in connection with the execution and delivery of such documents, the consummation of the Exchange Offer and performance of each of their respective obligations under the Exchange Notes and the Guarantees, except that we do not make this assumption with respect to Opined on Law (as defined below). In rendering the opinions expressed below, we have also assumed, without independent investigation or verification of any kind, that the choice of New York law to govern such documents, which are stated therein to be governed thereby, is legal and valid under the laws of other applicable jurisdictions. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of the Company and the Guarantors and their respective officers and other representatives and others and of public officials.

     Our opinions set forth herein are limited to the Delaware Limited Liability Company Act and the laws of the State of New York that, in our experience, are normally applicable to transactions of the type contemplated by the Exchange Offer and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the laws of any jurisdiction other than the Opined on Law or as to the effect of any such laws on the opinion herein stated.

     Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Exchange Notes and the Affirmation (both in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and the Registration Rights Agreement, as the case may be, and have been delivered upon consummation of the Exchange Offer against receipt of the Original Notes and related guarantees surrendered in exchange therefor in accordance with the terms of the Exchange Offer, (i) the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and (ii) each Guarantee will constitute a valid and binding obligation of the Guarantor that is a party thereto, enforceable against such Guarantor in accordance with its terms, except, in each case, to the extent that enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     In rendering the opinions set forth above, we have assumed that the execution and delivery by the Company of the Exchange Notes and the Indenture and the performance by the Company of its obligations thereunder and the execution and delivery by each of the Guarantors of the Indenture and their respective Guarantees and the performance by each Guarantor of its obligations thereunder, do not and will not conflict with or constitute a default under any agreement or instrument to which the Company, the Guarantors or their respective properties are subject, except for those agreements and instruments which are listed under Item 21(a) in Part II of the Registration Statement as Exhibits 4.2, 4.3, 4.4, 10.1(a) and 10.1(b).

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom, LLP

SCHEDULE A

1.	RCC Minnesota, Inc., a Minnesota corporation
2.	RCC Holdings, Inc., a Minnesota corporation
3.	BMCT Equipment Company, L.L.C., a Delaware limited liability company
4.	Ferry Equipment Company, L.L.C., a Delaware limited liability company
5.	RCC Paging, Inc., a Minnesota corporation
6.	RGI Group, Inc., a Minnesota corporation
7.	TLA Spectrum, L.L.C., a Minnesota limited liability company
8.	RCC Network, Inc., a Minnesota corporation
9.	RCC Transport, Inc., a Minnesota corporation
10.	RCC Atlantic Long Distance, Inc., a Minnesota corporation
11.	RCC Atlantic, Inc., a Minnesota corporation
12.	Alexandria Indemnity Corporation, a Vermont corporation
13.	RCC Atlantic Licenses, LLC, a Minnesota limited liability company